Exhibit to Accompany
Item 77K
Form N-SAR
The Marshall Funds
(the Funds)

Change in the Independent Registered Public
Accounting Firm

On June 30, 2011, upon the recommendation of the Audit Committee, the Funds
Board of Directors engaged KPMG LLP as independent accountants for the Funds for the fiscal year ending August 31, 2011.

For the past two most recent fiscal years in which PricewaterhouseCoopers LLP (PwC) was the Funds independent registered public accounting firm and through the date of the change in auditor, there were no disagreements between the Funds and PwC on any matters of accounting principles or practices, financial statement disclosures, auditing scope or procedures, or any other matter which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with the issuance of PwC reports on the financial statements of such periods. On
February 3, 2011, PwC advised the Audit Committee and the
Board that it would no longer be able to serve as the Funds independent registered public accounting firm, if and when the Transaction was consummated, as it would not be in compliance with SEC independence requirements following the Transaction. Accordingly, PwC resigned as the Funds independent registered public accounting firm effective
June 22, 2011.